Exhibit 99.1

Memorandum

To:	Directors and Executive Officers	Dept./Loc.:

From:	W. D. Brown	Dept./Ext.:	Corp. Secretary’s Office/17350

Date:	7 August 2006

Subject:	Notice of Blackout Period

As a director or executive officer of the Company, you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act, which prohibits certain trades during “blackout” periods related to pension plan events. Please note a blackout period will be imposed as follows.

1.	The blackout period will commence on 31 August 2006 and is expected to end on 7 September 2006.

2.	The blackout period is imposed because participants in the Air Products and Chemicals, Inc. Retirement Savings Plan (the “Plan”) will not be permitted to enter into any transactions under the Plan with respect to Company securities for a time because the Plan recordkeeper and Trustee is being changed.

3.	You are not permitted to purchase, sell, or otherwise acquire or transfer any equity securities of the Company (or derivative securities of those equity securities) during the blackout period.

4.	The prohibition on sales and other transfers described in 2 above applies only to equity securities of the Company (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of the Company. It is important to note that any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

5.	If you have questions about the blackout period, please contact Mary Afflerbach at 7201 Hamilton Boulevard, Allentown, PA 18195, or via telephone at (610) 481-6807.